Exhibit 99.24(b)10(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in these Post-Effective Amendments No. 40 & 41 to the Registration Statements on Form N-4, No. 33-15974 & 811-5242 of Flexible Premium Deferred Variable Annuity Contract of our report dated February 23, 2015 relating to the financial statements of Thrivent Life Insurance Company and to the use of our report dated April 29, 2015 with respect to the financial statements of TLIC Variable Annuity Account A, which appear in such Registration Statement. We also consent to the references to us as experts under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Services” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Minneapolis, MN

April 29, 2015